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               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.   20549

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
     February 7, 2005
     ------------------

                   CREDO Petroleum Corporation
________________________________________________________________
     (Exact name of registrant as specified in its charter)

         Colorado                  0-8877          84-0772991
________________________________________________________________
(State or other jurisdiction     Commission       IRS Employer
    of incorporation)            File Number   Identification
No.

1801 Broadway, Suite 900        Denver, Colorado      80202
________________________________________________________________
(Address of principal executive offices)            (Zip Code)

Registrant's telephone number,
including area code:            (303) 297-2200
________________________________________________________________


Item 8.01  Other Events
           CREDO Petroleum Corporation Press Release dated
           February 7, 2005, entitled "CREDO Updates
           Drilling Results"

________________________________________________________________

                           SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              CREDO PETROLEUM CORPORATION
                              (Registrant)

Date: February 7, 2005        By: /s/ David W. Vreeman
                                  -------------------------
                                  David W. Vreeman
                                  Vice President and Chief
                                    Financial Officer
                                  (Principal Financial and
                                    Accounting Officer)


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NEWS RELEASE

FOR IMMEDIATE RELEASE         Contact:  David W. Vreeman
                                        Vice President & CFO
                              Web Site: www.credopetroleum.com

                 CREDO UPDATES DRILLING RESULTS

DENVER, COLORADO, February 7, 2005 - CREDO Petroleum Corporation
(NASDAQ: CRED) today updated drilling information on its Glacier and Gage Prospects.

The company drills primarily for natural gas on its 40,000 gross acre inventory located along the northern shelf of the Anadarko Basin of Oklahoma. A second exploratory well was recently drilled on the company's Glacier Prospect located in Harper County Oklahoma. As previously reported, the well has been completed for production and is awaiting pipeline connection. The well was classified as a tight hole. This release contains additional information about the well and the prospect together with updated information for the Gage Prospect.

The 7,600-foot Glacier #1-34 well encountered 11 feet of productive Morrow sand. After fracture stimulation, the well was tested at a daily rate of 4.8 MMcfg (million cubic feet of gas) on a 20/64ths choke and a flowing tubing pressure of 1,700 psi. The pressure in the productive interval is virgin indicating a new reservoir discovery. CREDO owns a 70% working interest and is the operator.

The company has expanded its acreage position around the discovery to approximately 4,500 gross acres. The well is awaiting construction of a two-mile pipeline, and is expected to be connected for production in mid-February. A north step-out is scheduled for May.

When the company assembled the prospect, the nine-section area was sparsely drilled with only one marginal producer and two dry holes. Seven of the nine sections, including Sections 33 and 34, were undrilled. The company's first well on the prospect, Glacier #1-33, hit the edge of a Morrow channel and encountered two feet of porous Morrow sand. The well was plugged because its potential did not justify the cost of building a pipeline. However, information obtained from the well led to drilling the Glacier #1-34 discovery.

James T. Huffman, President, stated, "All the information obtained to date indicates that the Glacier #1-34 should be an excellent well. However, because this is a wildcat area, several months of production will be required before an initial estimate can be made of reservoir size and recoverable reserves."

Approximately 25 miles to the south on the company's 1,280 gross acre Gage Prospect, the previously announced Skyler #1-6 well continues to produce at a high rate. Daily rates are approaching 2.8 MMcf, 10 to 12 barrels of oil, and 10 to 15 barrels of water. A west offset is scheduled to spud in two weeks. The company owns a 51% working interest and is the operator.

Huffman further stated, "Our recent Gage and Glacier Prospect discoveries continue to demonstrate the excellent potential of our Anadarko Shelf acreage position. These very promising wells should provide a significant boost to our 2005 production. The Glacier Prospect discovery, in particular, is a tribute to the dedication and scientific excellence of our exploration staff."

          *          *          *          *          *

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company's stock is traded on the NASDAQ System under the symbol "CRED" and is quoted daily in the "NASDAQ Small-Cap Issues" section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.